Page 1 Investor Letter 4Q 2022 January 26, 2023 Moving fast requires trust, Moving forward requires disruption.

L3HARRIS INVESTOR LETTER 4Q 2022 Refer to endnotes on page 20 Page 2 Momentum is building: The ongoing conflict in Ukraine alongside continued pressure from global threats – most notably, China and Russia – spurred Congress to increase the GFY23 Defense budget by 10% versus GFY22. The omnibus appropriations bill that was signed by the President on December 29, 2022, includes increases to the RDT&E, Procurement and Operations & Maintenance accounts. In response to the threat environment, key international partners and allies in Europe and the Indo-Pacific have likewise increased their budgets in terms of dollars and relative to GDP. Internally, we remain focused on addressing the impacts of ongoing global challenges to supply chain, labor mobility and inflation in order to improve performance, achieve commitments and position L3Harris to meet the increasing demand for defense systems. Our momentum continued with a second consecutive quarter of top-line growth. We succeeded in accelerating the strategic ViaSat Tactical Data Links (TDL) acquisition, closing the deal in approximately 90 days. Shortly before the TDL closing, we signed a definitive agreement to acquire Aerojet Rocketdyne (AJRD), a national asset providing rocket motors for critical defense munitions and space programs. These acquisitions will strengthen our trusted position as an industry leading merchant supplier, providing rapid and innovative solutions aligned with the National Defense Strategy, while creating long-term value for shareholders. In addition to growing our business and expanding our portfolio, we continue to attract top talent and experienced industry executives. We begin 2023 with two new segment presidents and several other new executives in key positions throughout our company. Performance first: Our strategic priorities remain growth, innovation and performance. For 2023, “Performance First” is our primary focus. We will continue to invest, consistent with growth opportunities, and sustain our culture of innovation, but delivering on our commitments to investors, customers and on every contract is paramount. We will accomplish this by: - Relentlessly focusing on program execution and continuous improvement; - Strengthening the risk management culture developed over the highly-volatile past three years; - Seamlessly integrating TDL and closing the AJRD acquisition; and - Attracting, developing and retaining the skilled workforce key to our role as the Trusted Disruptor. Macroeconomic environment remains dynamic: We’ve worked closely with our second and third tier suppliers to enhance demand management and resilience in our supply chain and, when combined with market improvements, we experienced increased electronic component availability and supplier predictability in the recent quarter. This, alongside ongoing efforts to retain our skilled workforce, was key to our fourth quarter performance. Looking forward, we are accounting for inflation within future contracts and poised to deploy further mitigation measures, as needed, in these uncertain times. Results and guidance consistent with prior commentary: Demand for our products remains strong as we delivered a funded book-to-bill1 of 1.08x for the full year and expanded backlog mid-single-digits. Fourth quarter revenue was ahead of our October guidance, up 5% and 6% organically1, driven by our Communication Systems and Space & Airborne Systems segments. GAAP and non-GAAP EPS1 were $2.17 and $3.27, respectively. We reported cash flow from operating activities of $782 million and adjusted free cash flow1 of $748 million. Our 2023 outlook is consistent with prior commentary and includes TDL. We anticipate 2023 revenue of $17.4 billion to $17.8 billion and segment operating income of $2.7 billion to $2.8 billion, reflecting growth year-over-year. Expected non- GAAP EPS1 will be in the range of $12.00 to $12.50, including pension headwinds of $0.71 per share. Turning to capital allocation, we will continue to support annual dividend increases to remain competitive on both a yield and pay-out ratio; however, share repurchases will be moderated in the near-term to sustain solid investment grade credit ratings. I’m encouraged by our momentum and our team is focused on performance as we start the new year. I want to welcome the TDL team and all of our new employees to L3Harris and thank the entire workforce for their resiliency and commitment to our important mission. Christopher E. Kubasik Chair and Chief Executive Officer Letter to Investors, Customers, Employees and Partners

L3HARRIS INVESTOR LETTER 4Q 2022 Refer to endnotes on page 20 Page 3 Financial Summary ................................................... 4 Demand Environment ............................................... 5 Operational Update .................................................. 9 Consolidated Results ................................................ 11 Segment Results ....................................................... 12 Capital Allocation ...................................................... 14 Financial Guidance ................................................... 17 Environmental, Social & Governance........................ 19 Endnotes.................................................................... 20 Non-GAAP Financial Measures ................................ 21 Forward-Looking Statements ................................... 22 Financial Tables ........................................................ 23 Reconciliation of Non-GAAP Financial Measures .... 29 Conference Call Information..................................... 34 Table of Contents

Financial
Summary

Orders and Revenue

- 2022 funded book-to-bill[1] of 1.08x; 4Q22 funded book-to-bill[1] of 1.0x
- Total backlog growth of 5% versus prior year
- 2022 revenue of $17.1 billion, down 4% versus prior year and 1% on an organic[1] basis; 4Q22 revenue of $4.6 billion, up 5% versus prior year and 6% on an organic[1] basis

Margin and Earnings

- 2022 net income margin of 6.2% and earnings per share (EPS) of $5.49; 4Q22 net income margin of 9.1% and EPS of $2.17
- 2022 segment operating margin[1] of 15.4% and non-GAAP EPS[1] of $12.90; 4Q22 segment operating margin[1] of 14.6% and non-GAAP EPS[1] of $3.27

Cash Flow and Capital Deployment

- 2022 operating cash flow of $2.2 billion and adjusted free cash flow[1] (FCF) of $2.0 billion; 4Q22 operating cash flow[1] of $782 million and adjusted FCF[1] of $748 million
- Returned $1.9 billion and $397 million to shareholders in share repurchases and dividends in 2022 and 4Q22, respectively

2023 Guidance (including TDL)	
Revenue	$17.4B - $17.8B (up 2% to 4% vs prior year)
Segment operating income[1] Segment operating margin[1]	$2.7B - $2.8B 15.2% - $15.7%
Non-GAAP EPS[1]	$12.00 - $12.50
Adjusted free cash flow[1]	$2.0B+ (net of ~$400M - $500M in R&D related tax payments)

2023 Non-GAAP EPS[1] Guidance Bridge



$12.90
Pension Impact
$(0.71)
$(0.10)
– Input costs
– Internal investments
+ e3
+ Price
$(0.02)
– Interest
+ Tax rate
$0.18
$12.25
2022
Operations
Other
Share count
2023 Guidance (mid-point)

Refer to endnotes on page 20

L3HARRIS INVESTOR LETTER 4Q 2022
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Demand
Environment

The increased demand and focus on global defense spending have been sustained for another quarter, supporting strong orders for L3Harris capabilities. Geopolitical tensions across Asia and the Middle East have remained elevated while the conflict between Russia and Ukraine enters its eleventh month. Domestically, the heightened threat environment has contributed to bipartisan passage of the U.S. Department of Defense (DoD) Government Fiscal Year (GFY) 2023 budget (GFY23 DoD budget), avoiding an extended continuing resolution (CR). Internationally, customers continue to revisit spending levels to address threats across all domains, which L3Harris is positioned to support.

The improving contracting environment and the company's unique opportunity set were evident with this year's orders. Funded book-to-bill[1] was 1.08x for the year, with strength across each segment, and total backlog expanded 5% versus prior year.


Funded Book-to-Bill 1
1.06
1.04
0.82
1.04
1.15
1.19
1.00
1.08
IMS
SAS
CS
LHX
4Q22
2022

The GFY23 DoD budget of $817 billion represents a meaningful increase to the GFY22 budget and GFY23 President's Budget Request (PBR).


U.S. DoD Budget ($B)
$685
$704
$742
$817
GFY20
GFY21
GFY22
GFY23

Many L3Harris offerings are supported in the GFY23 DoD budget, including responsive satellites, Intelligence, Surveillance and Reconnaissance (ISR) aircraft, tactical communications, networked maritime systems and classified cyber solutions. In addition, the company is set to benefit from sizeable "plus-ups" for Compass Call, Space Development Agency (SDA) Tracking Layer and Enhanced Night Vision Goggle-Binocular (ENVG-B). Moreover, key missiles and munitions program budgets were up more than 15% versus the PBR, highlighting the need for stockpile replenishment and in-theater capabilities in Ukraine.

An additional $47 billion Ukraine aid package was included in the GFY23 budget, bringing total funding to $113 billion.

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In 2022, the company received orders of several hundred million dollars in support of Ukraine, including for VAMPIRE (Vehicle-Agnostic Modular Palletized ISR Rocket Equipment), which provides a much needed weapons system to combat ground and air threats, and exemplifies the company's agility and rapid response capabilities. L3Harris continues to build on its long-term relationship with the Ukrainian Ministry of Defence, as well as allies in the region.

2022 Cumulative Ukraine Supplemental Funding ($B)


$7
$7
$27
$27
$32
$35
$51
$62
January
May
September
December
Defense Related
Humanitarian / Other

In the aggregate, U.S. defense spending priorities supporting integrated deterrence through modernized solutions, as highlighted in the National Defense Strategy and GFY23 U.S. DoD budget, continue to validate L3Harris' strategy of investing in future technologies through internal Research & Development (R&D) spend, along with technology accelerators and customer funding for innovative solutions.

In international markets, the North Atlantic Treaty Organization (NATO) continues to evolve on multiple levels. Several countries, including Finland and Sweden, are pursuing NATO membership, while current members, such as Poland, a L3Harris focus country, have supported increased spending.

Other countries have followed similar paths with expanded defense budgets due to persistent threats. For example, Japan announced a 20% increase in 2023 defense spending with an aim to double its spending to 2% of GDP by 2027.

With international expansion a key pillar of L3Harris' growth strategy, the company is positioned to capitalize on demand and offer a range of solutions to customers, including aircraft missionization, fighter jet upgrades, maritime platform expansion, soldier modernization and resilient communications. Progress to date is evident with international orders of nearly $4.4 billion and international revenue expanding to 23% of total L3Harris revenue.

2022 LHX International Revenues


~10%
~40%
~20%
~30%
Europe
Middle East & North Africa
Asia-Pacific
Americas (excluding U.S.)

Refer to endnotes on page 20

L3HARRIS INVESTOR LETTER 4Q 2022

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Key Awards by Domain



Space

L3Harris' space pipeline remains robust at over $25 billion and in the fourth quarter, the company submitted over $3 billion in proposals supporting responsive space and other critical missions. Recent key awards included:

- Over $60 million for the SDA to provide payload and sensor solutions for Tranche 1 of the National Defense Space Architecture Transport Layer
- Over $35 million to provide deployable S-band reflector antennas for communication satellites
- A competitive award of over $25 million in support of a National Aeronautics and Space Administration (NASA) mission, providing advanced booster avionics for the Space Launch System
- A more than $20 million follow-on prime award for a classified responsive space solution



Air

The company won strategic awards for ISR solutions, advanced sensors and other technologies across airborne platforms, including:

- Over $450 million on incumbent U.S. Air Force (USAF) programs, such as Rivet Joint, that provide real-time intelligence collection and analysis across the globe
- Nearly $200 million in awards for international F-16 customers, including an advanced electronic warfare solution that can deliver self-protection capability and weapon release systems
- $120 million in aerial electro-optical sensors for countries in the Middle East and Europe, including Ukraine
- $90 million in follow-on prime awards from a key NATO country for ISR aircraft missionization and ground system support



Cyber

L3Harris was awarded a single-source follow-on $2.7B IDIQ to develop advanced capabilities in adjacent ground missions and received an initial $75M in task orders under the IDIQ; this program will provide cutting-edge technologies over the next 10 years in support of national security efforts

Refer to endnotes on page 20

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Page 8 L3HARRIS INVESTOR LETTER 4Q 2022 Refer to endnotes on page 20 The company was awarded prime U.S. DoD and international contracts for resilient and secure communication solutions, including: > Approximately $300 million, sole-source prime award to deliver tactical radios and waveforms to support cryptographic modernization for the Australian Defence Force Delphic program > A more than $50 million award for high frequency (HF) manpack radios under the $383 million U.S. Marine Corps, Long Range HF manpack radio indefinite delivery, indefinite quantity (IDIQ) contract > $40 million competitive award to provide VAMPIRE systems to Ukraine, which can be used against ground and aerial targets > Nearly $40 million, sole-source follow-on award from the U.S. Army for Hawkeye III Lite Very Small Aperture Terminals (VSAT), capable of providing high-speed data communications for Internet, VPN connectivity and video transmission L3Harris expanded its prime positions across key maritime programs, including: > A contract worth up to $380 million for the U.S. Navy’s production and sustainment of the Cooperative Engagement Capability (CEC) system, which enables high quality situational awareness and integrated fire control capability; CEC will also be the backbone of the Navy’s JADC2 Joint All-Domain Command and Control (JADC2) architecture > A more than $200 million incremental award for the U.S. Navy’s Shipboard Panoramic Electro-Optic / Infrared (SPEIR) system; this system will detect and track anti-ship cruise missiles, attack craft and unmanned air systems as well as aid navigation Further advancing its multi-domain capabilities, L3Harris received a strategic award from the U.S. DoD Chief Digital and Artificial Intelligence Office to develop a prototype system to manage and move data from sensors to the battlefield, aiding in the adoption of JADC2 SeaLand Multi-domain The appearance of U.S. Department of Defense (DoD) visual information does not imply or constitute DoD endorsement.

Operational Update

In the fourth quarter, the company experienced further improvement in electronic component availability and more predictable supplier performance, which contributed to sequential revenue growth of 8%, while labor mobility and high input costs continued to impact program performance and margins.


Tactical Communications - Radios
Funded Backlog[1] ($B)
Funded Book-to-Bill[1]
$1.3
$1.3
$1.5
$1.9
$2.0
1.4x
1.0x
1.5x
1.6x
1.2x
4Q21
1Q22
2Q22
3Q22
4Q22

Supply Chain

Consistent with prior commentary, the effects of supply chain disruptions from material availability and supplier performance have persisted throughout L3Harris' portfolio and to date have been most acute for products that rely on electronic components, including tactical and public safety radios, night vision goggles and imaging sensors, among others.

For the fourth quarter, mitigation efforts and market improvements lessened the impacts from electronic component shortages. Revenues from product-based businesses increased more than 10% year-over-year, in aggregate. Tactical Communications, the company's largest product-based business, delivered double-digit top-line growth and expanded backlog from sustained demand.

In 2023, L3Harris expects electronic component shortages and supplier performance to remain dynamic, with modest improvements sequentially.

Labor

Although the company has experienced increasing stability in labor mobility and employee attrition, labor transitions have negatively impacted program performance and margins.

Throughout 2022, the company welcomed over 7,500 new hires, including 1,000 new college graduates. L3Harris expects to maintain a stable headcount in 2023, adjusting for portfolio activity.

Inflation

L3Harris continues to experience high material and labor input costs that have impacted margins. The company leverages operational improvement strategies combined with pricing opportunities to mitigate cost growth and will continue to closely monitor trends within a dynamic market.

Refer to endnotes on page 20

L3HARRIS INVESTOR LETTER 4Q 2022 Page 9

Page 10 L3HARRIS INVESTOR LETTER 4Q 2022 Refer to endnotes on page 20 Recent Highlights Leveraging its strategic investment in SeaSats, L3Harris successfully demonstrated hard-to- detect, persistent ISR and mine-detection capabilities to the U.S. Navy in the Arabian Gulf. Through a partnership with Shield Capital, the company previously announced its investment in SeaSats, an innovative startup developing small, deep ocean, long-range, solar autonomous surface vessels. The company announced that Samir (Sam) Mehta has succeeded Dana Mehnert as the Communication Systems (CS) Segment President. Mehta brings diversified Aerospace & Defense (A&D) experience to L3Harris. The appearance of U.S. Department of Defense (DoD) visual information does not imply or constitute DoD endorsement. L3Harris achieved a major milestone with the delivery of the Navigation Technology Satellite-3 (NTS-3) to the USAF at the Kirtland Air Force Base (AFB) where it will undergo a series of tests. Upon completion, the vehicle will be shipped to Edwards AFB for Radio Frequency testing, making history as the NTS-3 satellite will become the first space vehicle tested in the USAF Benefield Anechoic Facility. The F-35 Tech Refresh 3 (TR3) system achieved first flight, a critical milestone toward reaching production. In the months ahead, the F-35 TR3 developmental flight test program is expected to demonstrate that the new multi-function processing and advanced memory systems and cockpit display electronic units have met customer requirements.

Consolidated

Results

L3Harris reported full year revenue of $17.1 billion, down 4% and 1% on an organic[1] basis.

Fourth quarter revenue was up 5% and 6% on an organic basis[1] driven by growth in the CS and Space & Airborne Systems (SAS) segments.



4Q22 Revenue ($M)
$4,350
$4,578
5%
$4,328
$4,578
6%
Revenue
Organic Revenue[1]
4Q21
4Q22

Full year net income margin decreased versus the prior year to 6.2%, driven primarily by non-cash goodwill impairment charges in 3Q22, and segment operating margin[1] was 15.4%, down 60 basis points.

Fourth quarter net income margin and segment operating margin[1] contracted to 9.1% and 14.6%, respectively, primarily from labor transitions and higher input costs that impacted program performance and estimates at completion (EAC), as well as program mix.



4Q22 Net Income and Margin and
Segment Operating Income and Margin ($M)
$484
11.1%
$417
9.1%
-14%
$679
15.6%
$670
14.6%
-1%
GAAP
Non-GAAP[1]
4Q21
4Q22

Full year EPS decreased to $5.49 and non-GAAP EPS[1] decreased to $12.90.

Fourth quarter EPS decreased to $2.17 primarily from a decline in net income. Non-GAAP EPS[1] was flattish at $3.27, primarily due to a lower tax rate[1] and fewer average diluted shares outstanding that largely offset decreases in segment operating income.



4Q22 EPS Bridge
$2.46
$(0.32)
$(0.09)
$0.05
$0.01
$2.17
-12%
4Q21
Divestitures, acquisitions, integrations
Operations
Share count
Other
4Q22



4Q22 Non-GAAP EPS[1] Bridge
$3.30
$(0.03)
$(0.09)
– Program performance
– Input costs
+ Volumes
+ e3
$0.08
$0.01
$3.27
-1%
4Q21
Divestitures
Operations
Share count
Other
4Q22

The company reported funded book-to-bill[1] of 1.08x and 1.00x, for the full year and fourth quarter, respectively. All segments reported a book-to-bill[1] above 1.0x for the year.

Refer to endnotes on page 20

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Segment
Results

Integrated Mission Systems

Integrated Mission Systems (IMS) reported full year revenue of $6.9 billion, down 2%.

For the fourth quarter, IMS revenue decreased 2%, reflecting declines of $53 million for ISR from $110 million lower revenue on a NATO aircraft missionization program, partially offset by ramps on newly-awarded programs. IMS revenue declines also reflected $14 million of lower revenue within Electro Optical, primarily from lower volumes of fuzing and ordnance systems, partially offset by a $38 million increase in Maritime from higher revenue on Virginia-class submarines and growth in undersea networked sensors.

4Q22 IMS Revenue ($M)


$1,850
$1,812
-2%
4Q21
4Q22

Full year IMS operating income as a percentage of revenue (operating margin) was 6.1%, down 620 basis points versus the prior year, driven primarily by non-cash goodwill impairment charges in 3Q22, and segment operating margins[1] declined 90 basis points to 12.6%.

IMS fourth quarter operating margin contracted to 9.8% from lower product volumes and an increase in unfavorable EAC adjustments due to labor inefficiencies, higher input costs and program performance.

4Q22 IMS Operating Income and Margin ($M)


$258
13.9%
$177
9.8%
-31%
4Q21
4Q22

IMS funded book-to-bill[1] was 1.04x and 1.06x for the full year and fourth quarter, respectively.

Space & Airborne Systems

SAS reported full year revenue of $6.1 billion, up 2%.

For the fourth quarter, SAS revenue increased 7%, primarily driven by increases of $80 million in Space from a ramp on SDA Tracking, $25 million in Intel & Cyber from a ramp on classified programs and $6 million in airborne businesses due to an increase in F-35 TR3 production, partially offset by a decrease in legacy airborne programs.

4Q22 SAS Revenue ($M)


$1,501
$1,610
7%
4Q21
4Q22

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Full year SAS operating margin declined 70 basis points to 12.1%.

SAS fourth quarter operating margin expanded 30 basis points to 12.2% primarily from cost management and operational performance.

4Q22 SAS Operating Income and Margin ($M)



$178
11.9%
$196
12.2%
10%
4Q21
4Q22

SAS funded book-to-bill[1] was 1.04x and 0.82x for the full year and fourth quarter, respectively.

Communication Systems

CS reported full year revenue of $4.2 billion, down 2%.

CS fourth quarter revenue was up 17% primarily reflecting an increase of $170 million in Tactical Communications, from higher demand and an improvement in electronic component availability, and $26 million at Public Safety, from the ongoing market recovery, partially offset by an $18 million decrease in Integrated Vision Solutions from program timing and volumes.

4Q22 CS Revenue ($M)



$1,018
$1,193
17%
4Q21
4Q22

Full year CS operating margin declined 850 basis points to 15.8%, driven primarily by non-cash goodwill impairment charges in 3Q22, while operating margins[1] were flat at 24.2%.

CS fourth quarter operating margin expanded 140 basis points to 24.9% due to higher product volumes within Tactical Communications.

4Q22 CS Operating Income and Margin ($M)



$239
23.5%
$297
24.9%
24%
4Q21
4Q22

CS funded book-to-bill[1] was 1.19x and 1.15x for the full year and fourth quarter, respectively.

Refer to endnotes on page 20

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Page 14 Refer to endnotes on page 20 L3HARRIS INVESTOR LETTER 4Q 2022 > Funding for the company’s pension plan improved to 99%, from 96%, as lower market returns were more than offset by higher discount rates for liabilities, based on initial estimates > In 2022, L3Harris invested nearly $50 million in innovation accelerators, further advancing the company’s Trusted Disruptor strategy; through its partnership with Shield Capital, L3Harris screened over 350 technologies, leading to collaborations with over 30 companies > The company signed a definitive agreement to divest its Visual Information Solutions business with an anticipated benefit up to $100 million. Visual Information Solutions is a global provider of commercial geospatial software, technology and services; the transaction is expected to close mid-2023 Leverage > L3Harris reported a leverage ratio of 2.5x net- debt-to-EBITDA and maintained a leverage ratio of 1.8x on a non-GAAP basis1 at year-end, facilitating the TDL and, ultimately, AJRD acquisitions, which will be financed primarily through debt > As the company focuses on integration, it targets a leverage ratio of less than 3.0x debt- to-EBITDA1 through a moderation in share repurchases and an evaluation of non-core asset divestitures to maintain solid investment grade credit ratings Cash Flow L3Harris reported full year operating cash flow of $2.2 billion and adjusted free cash flow1 of $2.0 billion, net of R&D related tax payments and $238 million in capital expenditures. 4Q22 operating cash flow was $782 million and adjusted free cash flow1 was $748 million, down versus the prior year primarily from an increase in net working capital, partially offset by capital expenditures of $67 million, down $68 million versus the prior year. Capital Deployment > L3Harris paid $864 million and $214 million in dividends for the full year and fourth quarter, respectively, in continued support of a competitive dividend > Share repurchases totaled $1.1 billion and $183 million for the full year and fourth quarter, respectively > Over the long term, L3Harris remains committed to balanced capital allocation, between capital returns, portfolio optimization and debt repayments Capital Allocation Total Capital Deployment (mid-2019 to 2025E) Share Repurchases Acquisitions (Debt financed) Dividends Debt Repayments

Page 15 Refer to endnotes on page 20 L3HARRIS INVESTOR LETTER 4Q 2022 Tactical Data Link Acquisition On January 3, L3Harris announced the closing of its acquisition of Viasat’s TDL product line, commonly known as Link 16, for approximately $2 billion. The transaction closed approximately 90 days after announcement, ahead of expectations. TDL Product Line Overview The TDL network is integrated on over 20,000 military aircraft, ground vehicles, surface vessels and operating bases, enabling warfighters to securely share voice and data communications across all domains. Integration Utilizing its expertise, L3Harris has begun integrating TDL into the Broadband Communications sector within the Communication Systems segment, adding approximately 450 employees to the L3Harris workforce, with operations primarily focused in Carlsbad, CA. The company expects to make considerable progress on the TDL integration before the closing of the AJRD acquisition later in the year. Link 16’s diverse platform base combined with Broadband Communications’ existing portfolio of advanced tactical datalinks and free-space optics has improved the company’s JADC2 capabilities, advancing the L3Harris Trusted Disruptor strategy to provide customers innovative and alternative solutions. Financial Profile > 2022 Revenue / Operating Margins*: ~$400 million / 20%+ > Over the medium term, the company expects mid-single-digit revenue growth and steady margins* Funding > The ~$2 billion acquisition was initially funded by a variable rate three-year term loan > Interest rate: Secured Overnight Financing Rate (SOFR) + 135 basis points Image/Viasat Link 16 Platforms * Operating margin is derived from carve-out financial information provided by the seller and does not reflect amortization of acquisition-related intangibles and other earnings impacts from application of the acquisition method of accounting in accordance with ASC 805, Business Combinations, which have not been determined.

Page 16 Refer to endnotes on page 20 L3HARRIS INVESTOR LETTER 4Q 2022 Aerojet Rocketdyne Acquisition On December 17, L3Harris signed a definitive agreement to acquire AJRD for approximately $4.7 billion, providing access to new markets in missiles, missile defense, including hypersonics, and space exploration. AJRD provides world-class propulsion systems and energetics to the DoD, NASA and other partners and allies worldwide. AJRD has a 100-year heritage of delivering some of the most significant moments in space exploration, while leading the industry with investments in rocket propulsion that support America’s warfighters and enhance integrated deterrence. AJRD has over 5,000 employees, with operations in California, Arkansas, Florida, Alabama, Virginia, Washington, Mississippi, Tennessee and New Jersey. Strategic Rationale The acquisition supports the L3Harris Trusted Disruptor strategy, providing unique capabilities and technological leadership in growing markets. At closing, AJRD would also expand the company’s exposure to long-cycle programs, enhancing L3Harris earnings visibility and diversifying its program portfolio, as well as the company’s long-standing legacy as a merchant supplier. L3Harris expects the acquisition to close in 2023, subject to required regulatory approvals and customary closing conditions. Financial Highlights > Purchase price of $58 per share implies transaction value of $4.7 billion, inclusive of net debt > 2024E* adjusted EBITDA multiple of ~12x, including run rate cost synergies > 2021 Revenue / adjusted EBITDA Margins** ~$2 billion / ~14% > Improving earnings visibility via 30%+ backlog increase to nearly $30 billion > Transaction expected to be accretive to non- GAAP EPS (in first full year) and adjusted free cash flow (in second full year) > Net cost synergies of $40 million to $50 million anticipated within first full year Image/Aerojet Rocketdyne Artist Concept Image/NASA * Revenue / EBIT margin / EBITDA margin based on 2024 consensus figures excluding synergies and inclusive of pension benefits ** Based on 2021 actuals reported by AJRD

Financial
Guidance

L3Harris' 2023 guidance reflects the current operating environment of steadily improving electronic component availability and supplier performance with plateauing inputs costs and labor mobility. Guidance also includes the TDL acquisition.

The company expects revenue of $17.4 billion to $17.8 billion, with segment operating income[1] of $2.7 billion to $2.8 billion, yielding non-GAAP EPS[1] of $12.00 to $12.50. Between the first and second halves of the year, the revenue and earnings distributions are anticipated to be relatively balanced. Adjusted free cash flow[1] is expected to be $2.0 billion plus, net of approximately $400 million to $500 million in R&D related cash tax payments.

Revenue Distribution


1H23
2H23

Non-GAAP EPS[1] Distribution


1H23
2H23

2023 Guidance	
Revenue	$17.4B - $17.8B (vs prior year of $17.1B)
Segment operating income[1]	$2.7B - $2.8B (vs prior year of $2.6B)
Segment operating margin[1]	15.2% - $15.7% (vs prior year of 15.4%)
Non-GAAP EPS[1]	$12.00 - $12.50 (vs prior year of $12.90)
Adjusted free cash flow[1]	$2.0B+ (net of ~$400M - $500M in R&D related tax payments)

2023 Guidance by Segment

	Revenue	Segment Operating Income[1]
IMS	**$6.5B - $6.7B** (vs prior year of $6.6B)*	**$800M - $850M** (vs prior year of $861M)*
SAS	**$6.4B - $6.5B** (vs prior year of $6.4B)*	**$700M - $750M** (vs prior year of $745M)*
CS	**$4.8B - $4.9B** (vs prior year of $4.2B)	**$1,150M - $1,200M** (vs prior year of $1,022M)

* 2022 segment revenues and operating income recast to show strategic realignment of classified programs from IMS to SAS, effective 2023

Refer to endnotes on page 20

L3HARRIS INVESTOR LETTER 4Q 2022
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Page 18 L3HARRIS INVESTOR LETTER 4Q 2022 Refer to endnotes on page 20 SAS revenue is expected to be $6.4 billion to $6.5 billion, driven by continued growth in responsive space, partially offset by lower volumes on legacy airborne platforms, reflecting a shift to production over the coming years. SAS revenue also reflects the aforementioned transition of approximately $300 million for select classified programs. SAS operating income is expected to be $700 million to $750 million primarily from new program ramps in space and accounting for the transition of classified programs from IMS, resulting in lower segment operating margins. Free Cash Flow and Capital Allocation L3Harris expects 2023 adjusted free cash flow1 of $2.0 billion plus. The company’s guidance continues to incorporate current tax regulations, which required the company to begin capitalizing and amortizing R&D at the beginning of 2022 and is expected to result in related cash tax payments of approximately $400 million to $500 million, reflecting payment deferrals from the prior year. Net FAS/CAS pension adjustment ~$375M (vs prior year $536M) Net interest expense ~$400M (vs prior year $279M) Acquisition-related transaction and integration expenses ~$100M Effective tax rate (non-GAAP)1 13% - 14% (vs prior year 13.9%) Average diluted shares (million shares) ~191 (vs prior year 193) Capital expenditures ~$275M 2023 Supplemental Guidance Items Space & Airborne Systems Communication Systems CS revenue is expected to be $4.8 billion to $4.9 billion, including approximately $400 million from TDL, from improvement in electronic component supply within Tactical Communications, along with continued recovery in Public Safety. Growth will be moderated by flattish revenue at Broadband Communications and lower volumes at Integrated Vision Solutions. CS operating income is anticipated to be $1,150 million to $1,200 million, driven by increased volume at Tactical Communications and the addition of TDL. Segment operating margins are expected to be flattish, primarily from program mix. Integrated Mission Systems IMS revenue is expected to be $6.5 billion to $6.7 billion, driven by a continued recovery in Commercial Aviation Solutions, while revenues in ISR, Maritime and Electro Optical are expected to be flattish. In addition and beginning in 2023, select classified programs have been transitioned to the SAS segment to better align mission profiles, representing approximately $300 million in revenue. The above drivers result in expected segment operating income of $800 million to $850 million. Segment operating margins are anticipated to be consistent with the prior year as a result of flattish revenue and higher input costs.

Environmental, **Social & Governance**

Throughout 2022, L3Harris made notable progress towards its Environmental, Social & Governance (ESG) objectives and was ranked by Sustainalytics among the top five percent of global A&D companies for ESG. The company achieved several other milestones within 2022, including:

Environmental



A top 25 spot among the Solar Energy Industries Association's (SEIA) 2022 "Solar Means Business" report for U.S. companies. L3Harris' 100 megawatts of total installed solar capacity earned it a top ranking among A&D companies and second among manufacturing companies.

Progress toward 2026 commitments, including:

- A 46% year-over-year reduction in greenhouse gas emissions
- A 7% year-over-year reduction in water usage
- A 4% improvement in landfill diversion, year-over-year

Social

- A company record of more than 120,000 employee volunteer hours, a 16% increase versus prior year
- Achieved an approximately 15% reduction in total recordable incidents, lost days and severity
- Continued advancement of employee diversity and inclusion, across key demographics


28%
PEOPLE OF COLOR
^ 100 basis points*
25%
WOMEN
^ 50 basis points*
17%
VETERANS
^ 40 basis points*
9%
PEOPLE WITH DISABILITIES
^ 100 basis points*

*Change from 2021

Governance

During 2022, L3Harris elected Joanna L. Geraghty, President and Chief Operating Officer at JetBlue Airways, and Christina L. Zamarro, Executive Vice President and Chief Financial Officer at The Goodyear Tire & Rubber Company, to its Board of Directors.





Refer to endnotes on page 20

L3HARRIS INVESTOR LETTER 4Q 2022

Page 19

Page 20 L3HARRIS INVESTOR LETTER 4Q 2022 1 Key terms used throughout this Investor Letter are described below: Endnotes Term Definition Funded book-to-bill Calculated as the value of new contract awards received from the U.S. Government, for which the U.S. Government has appropriated funds, plus the value of new contract awards and orders received from customers other than the U.S. Government, divided by revenue. This includes incremental funding and adjustments to previous awards, and excludes unexercised contract options or potential orders under indefinite delivery, indefinite quantity contracts. The funded book-to-bill ratio is considered a key performance indicator in the Aerospace and Defense industry as it measures how much backlog is utilized in a certain period. Funded backlog Calculated as the value of new contract awards received from the U.S. Government, for which the U.S. Government has appropriated funds, plus the value of new contract awards and orders received from customers other than the U.S. Government. This includes incremental funding and adjustments to previous awards, and excludes unexercised contract options or potential orders under indefinite delivery, indefinite quantity contracts. Organic revenue and organic basis Organic revenue and references to an organic basis exclude the impact of completed divestitures; refer to non-GAAP financial measure (NGFM) reconciliations in the tables accompanying this Investor Letter and to the disclosures in the non-GAAP section of this Investor Letter for more information. Segment operating margin, non-GAAP operating income (loss), non-GAAP EPS, non- GAAP backlog, net-debt-to-adjusted-EBITDA, non-GAAP tax rate and adjusted free cash flow (FCF) Each measure is a NGFM; refer to description of adjustments on page 21 and NGFM reconciliations in the tables accompanying this Investor Letter for applicable adjustments and/or exclusions and to the disclosures in the non-GAAP section of this Investor Letter for more information. Operating cash flow and adjusted FCF results and guidance (2023) Assume a provision in the Tax Cuts and Jobs Act of 2017 that went into effect on January 1, 2022 requiring companies to capitalize and amortize R&D expenditures over five years rather than deducting such expenditures in the year incurred is not modified, repealed or deferred beyond 2022, resulting in additional cash income tax payments of ~$400 million to $500 million in fiscal 2023. Adjusted FCF excludes cash income taxes paid or avoided related to taxable gains and losses resulting from sales of businesses, and also reflects the types of adjustments and/or exclusions presented in the FCF and adjusted FCF NGFM reconciliation in the tables accompanying this Investor Letter; refer to the disclosures in the non-GAAP section of this Investor Letter for more information.

Page 21 L3HARRIS INVESTOR LETTER 4Q 2022 Non-GAAP Financial Measures Non-GAAP Adjustment Definition Amortization of acquisition-related intangibles Consists of amortization of identifiable intangible assets acquired in connection with business combinations. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years. L3Harris merger-related integration expenses Costs associated with meeting gross synergy targets for the L3Harris merger. Acquisition-related transaction and integration expenses Post-announcement transaction and integration expenses associated with TDL and potential AJRD acquisitions. In 4Q22, includes TDL acquisition-related transaction and integration expenses. Pre-acquisition and other divestiture- related expenses Includes external costs related to pursuing acquisition and divestiture portfolio optimization, non-transaction costs related to divestitures and salaries of employees in roles established for and dedicated to planned divestiture and acquisition activity. Business divestiture-related gains, net Gains or losses associated with business divestitures. In 2021, primarily from a gain on the divestiture of our military training business ($217 million) and net $3 million gain from other divestitures during the year. Gain on sale of asset group In 2022, related to an asset sale in our Integrated Mission Systems segment. Impairment of goodwill and other assets In 2022, charges for goodwill impairment recorded at our Integrated Missions Systems Segment related to a weakened outlook for precision weapons and other solutions and higher interest rates, and charges recorded at our Communication Systems segment related to a lower outlook on legacy platforms and higher interest rates. In 2021, charges for impairment recorded at our Integrated Missions Systems Segment related to Commercial Aviation Solutions sector reorganization and charges recorded at corporate related to divested business and intangible assets associated with the Commercial Aviation Solutions sector reorganization. Charges for severance and other termination costs Charges associated with a formal restructuring plan and primarily related to employee severance and benefit arrangements. During 3Q22 we incurred charges associated with severance and other benefits related to employees that accepted a voluntary retirement plan with an effective retirement date of September 30, 2022. Charges related to an additional pre- merger legal contingency Accrual associated with an ongoing legal matter that is disproportionately large related to our routine legal expenses or accruals. Non-operating income adjustments 4Q21 includes a pension plan settlement gain of $3 million, 2022 includes an $8 million adjustment for equity method investment earnings, 2021 includes pension plan settlement losses totaling $1 million and a $35 million charge for the impairment of an investment in an unconsolidated subsidiary. Net cash paid for income taxes associated with business divestitures In 2021, related to the divestiture of Military Training, Combat Propulsion Systems, Electron Devices, Narda-MITEQ, and ESSCO business divestitures. This Investor Letter contains non-GAAP financial measures (as listed on page 20 and defined by endnote 1 within this Letter) within the meaning of Regulation G promulgated by the Securities and Exchange Commission (“SEC”). L3Harris management believes excluding the adjustments outlined below for the purposes of calculating certain non-GAAP measures is useful to investors because these costs do not reflect our ongoing operating performance. These adjustments, when considered together with the unadjusted GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these adjustments to our non-GAAP financial measures enhance the ability of investors to analyze L3Harris business trends and to understand L3Harris performance. L3Harris may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. See “Reconciliation of Non-GAAP Financial Measures” below for detail on the adjustments to our non-GAAP financial measures.

Page 22 L3HARRIS INVESTOR LETTER 4Q 2022 Statements in this Investor Letter that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this Investor Letter include but are not limited to: revenue, segment operating income, non-GAAP EPS, adjusted free cash flow, net FAS/CAS pension adjustment, net interest expense, Acquisition-related transaction and integration expenses, non-GAAP effective tax rate, average diluted shares and capital expenditure guidance for 2023; statements regarding the domestic and international demand environment, including the expansion of NATO, the U.S. DoD, non-U.S. NATO and other international budget sizes and spending commitments; capitalizing on growing international demand; program, contract and order opportunities, awards and program ramps and the value or potential value and timing thereof; macroeconomic conditions and the improving contracting environment; estimated capital deployment; the expected impacts of supply chain disruptions (including electronic component availability), labor market conditions and inflation and the ability to offset such impacts; the integration of the TDL business and TDL’s revenue growth and future operating margins; the AJRD acquisition; the effects of investments on the company’s capabilities; the transition to modernization in airborne businesses; leverage ratio targets; cash outlays for the pension plan and other statements regarding outlook and financial performance guidance that are not historical facts. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company's consolidated results, future trends and forward-looking statements could be affected by many factors, risks and uncertainties, including but not limited to: the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, debt ceiling implications, budgetary constraints, government shut down and continuing resolution impacts, sequestration, and cost-cutting initiatives); a security breach, through cyberattack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; the level of returns on defined benefit plan assets and changes in interest rates; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns, fluctuations in the price of raw materials, or a significant increase in or sustained period of inflation; changes in estimates used in accounting for the company’s programs; financial and government and regulatory risks relating to international sales and operations; effects of any non-compliance with laws; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of uncertain economic conditions and future geopolitical events; strategic transactions, including mergers, acquisitions, divestitures, spin-offs and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses and product lines and realize expected benefits, the potential disruption to relationships with employees, suppliers and customers, including the U.S. Government, and to the company’s business generally, and potential tax, indemnification and other liabilities and exposures; any delay in or failure by the Federal Trade Commission to approve the AJRD transaction; performance of the company’s subcontractors and suppliers, including supply chain disruption impacts and resource shortages; potential claims related to infringement of intellectual property rights or environmental remediation or other contingencies, litigation and legal matters and the ultimate outcome thereof; downturns in global demand for air travel and other economic factors impacting the company’s commercial aviation products, systems and services business; risks inherent in developing new and complex technologies and/or that may not be covered adequately by insurance or indemnity; changes in the company’s effective tax rate, including due to the U.S. Government’s failure to modify or repeal the provisions in the Tax Cuts and Jobs Act of 2017 that eliminate the option to immediately deduct research and development expenditures in the period incurred; the effects of increased indebtedness and unfunded pension liability and potential downgrades in the company’s credit ratings; unforeseen environmental matters; natural disasters or other disruptions affecting the company’s operations; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; and the company’s ability to attract and retain key employees and maintain reasonable relationships with unionized employees. The level and timing of share repurchases will depend on a number of factors, including the company’s financial condition, capital requirements, cash flow, results of operations, future business prospects and other factors. The timing, volume and nature of share repurchases also are subject to business and market conditions, applicable securities laws, and other factors, and are at the discretion of the company and may be suspended or discontinued at any time without prior notice. Further information relating to these and other factors that may impact the company's results, future trends and forward-looking statements are disclosed in the company's filings with the SEC. The forward-looking statements contained in this Investor Letter are made as of the date of this Investor Letter, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this Investor Letter are cautioned not to place undue reliance on forward-looking statements. Forward-Looking Statements

L3HARRIS INVESTOR LETTER 4Q 2022 Refer to endnotes on page 20 Page 23 Table 1 - Condensed Consolidated Statement of Operations ...... 24 Table 2 - Business Segment Information ..................................... 25 Table 3 - Consolidated Statement of Cash Flows ......................... 26 Table 4 - Condensed Consolidated Balance Sheet ....................... 27 Table 5 - Other Financial Information and Pension ...................... 28 Table 6 - Organic Revenue and Total Backlog .............................. 30 Table 7 - Non-GAAP Segment Operating Margin and Income ..... 31 Table 8 - Free Cash Flow and Adjusted Free Cash Flow ........... 32 Table 9 - Net Debt to Non-GAAP EBITDA Ratio ............................ 33 Financial Tables Table of Contents

Page 24 L3HARRIS INVESTOR LETTER 4Q 2022   Quarter Ended Fiscal Year Ended (In millions, except per share amounts) December 30, 2022 December 31, 2021 December 30, 2022 December 31, 2021 Revenue from product sales and services $ 4,578 $ 4,350 $ 17,062 $ 17,814 Cost of product sales and services (3,316) (3,053) (12,135) (12,438) Engineering, selling and administrative expenses (767) (795) (2,998) (3,280) Business divestiture-related gains, net — 28 — 220 Impairment of goodwill and other assets — — (802) (207) Non-operating income 112 125 425 439 Interest expense, net (74) (67) (279) (265) Income from continuing operations before income taxes 533 588 1,273 2,283 Income taxes (116) (104) (212) (440) Income from continuing operations 417 484 1,061 1,843 Discontinued operations, net of income taxes — — — (1) Net income 417 484 1,061 1,842 Noncontrolling interests, net of income taxes (1) — 1 4 Net income attributable to L3Harris $ 416 $ 484 $ 1,062 $ 1,846 Net income per common share attributable to L3Harris Technologies, Inc. common shareholders Basic $ 2.18 $ 2.48 $ 5.54 $ 9.17 Diluted $ 2.17 $ 2.46 $ 5.49 $ 9.09 Basic weighted average common shares 190.7 195.1 191.8 201.3 Diluted weighted average common shares 192.1 196.8 193.5 203.2 Financial Tables Table 1 L3HARRIS TECHNOLOGIES, INC. FY'22 Fourth Quarter Summary CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited) support

Table 2
L3HARRIS TECHNOLOGIES, INC.
FY'22 Fourth Quarter Summary

BUSINESS SEGMENT INFORMATION
(Unaudited)

(In millions)	Quarter Ended December 30, 2022	Quarter Ended December 31, 2021	Fiscal Year Ended December 30, 2022	Fiscal Year Ended December 31, 2021
Revenue				
Integrated Mission Systems	$ 1,812	$ 1,850	$ 6,916	$ 7,042
Space & Airborne Systems	1,610	1,501	6,060	5,965
Communication Systems	1,193	1,018	4,217	4,287
Other non-reportable businesses	—	22	—	683
Corporate eliminations	(37)	(41)	(131)	(163)
	$ 4,578	$ 4,350	$ 17,062	$ 17,814
Net income				
Segment Operating Income:				
Integrated Mission Systems	$ 177	$ 258	$ 424	$ 866
Space & Airborne Systems	196	178	735	761
Communication Systems	297	239	667	1,043
Other non-reportable businesses	—	4	—	104
	670	679	1,826	2,774
Unallocated Items:				
Unallocated corporate department (expense) income, net	(9)	1	25	(51)
Amortization of acquisition-related intangibles	(151)	(152)	(605)	(627)
L3Harris merger-related integration expenses	(19)	(55)	(90)	(134)
Acquisition-related transaction and integration expenses	(9)	—	(9)	—
Pre-acquisition and other divestiture-related expenses	(17)	(4)	(63)	(71)
Business divestiture-related gains, net	—	28	—	220
Gain on sale of asset group	—	—	8	—
Impairment of goodwill and other assets	—	—	—	(125)
Charges for severance and other termination costs	—	—	(29)	—
Accrual for potential legal exposure	—	—	(31)	—
FAS/CAS operating adjustment[1]	30	33	95	123
	(175)	(149)	(699)	(665)
Non-operating income	112	125	425	439
Income from continuing operations before interest and income taxes	607	655	1,552	2,548
% of total revenue	*13.3 %*	*15.1 %*	*9.1 %*	*14.3 %*
Interest expense, net	(74)	(67)	(279)	(265)
Income from continuing operations before income taxes	533	588	1,273	2,283
Income taxes	(116)	(104)	(212)	(440)
Income from continuing operations	417	484	1,061	1,843
Discontinued operations, net of income taxes	—	—	—	(1)
	$ 417	$ 484	$ 1,061	$ 1,842
% of total revenue	*9.1 %*	*11.1 %*	*6.2 %*	*10.3 %*

[1] The "FAS/CAS operating adjustment" line item in the table above represents the difference between the service cost component of Financial Accounting Standards ("FAS") pension and OPEB income or expense and total U.S. Government Cost Accounting Standards ("CAS") pension and OPEB cost. The non-service cost components of FAS pension and OPEB expense are included as a component in the "Non-operating income, net" line item in the table above.

L3HARRIS INVESTOR LETTER 4Q 2022

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Page 26 L3HARRIS INVESTOR LETTER 4Q 2022   Quarter Ended Fiscal Year Ended (In millions) December 30, 2022 December 31, 2021 December 30, 2022 December 31, 2021 Operating Activities Net income $ 417 $ 484 $ 1,061 $ 1,842 Adjustments to reconcile net income to net cash provided by operating activities: Amortization of acquisition-related intangibles 151 152 605 627 Depreciation and other amortization 90 92 333 340 Share-based compensation 17 29 109 129 Share-based matching contributions under defined contribution plans 55 54 216 219 Qualified pension plan contributions (1) (1) (5) (6) Pension and other postretirement benefit plan (98) (101) (395) (376) Goodwill and asset impairment charges — 37 802 244 Business divestiture-related (gains), net — (28) — (220) (Increase) decrease in: Receivable, net (117) (16) (210) 217 Contract assets 134 (205) 23 (820) Inventories 47 40 (310) (68) Prepaid expenses and other current assets (13) 61 13 23 Increase (decrease) in: Accounts payable (132) 160 180 430 Contract liabilities 254 122 121 178 Other (22) (58) (385) (72) Net cash provided by operating activities 782 822 2,158 2,687 Investing Activities Additions of property, plant and equipment, net (67) (135) (238) (335) Proceeds from sales of businesses, net — 131 5 1,729 Proceeds from sale of asset group — 10 18 10 Cash used for equity investments — (14) (47) (14) Other investing activities 5 2 12 4 Net cash used in investing activities (62) (6) (250) 1,394 Financing Activities Net proceeds from borrowings (1) 1 4 6 Repayments of borrowings (2) (1) (14) (13) Payments of interest rate derivative obligations — — — — Proceeds from exercises of employee stock options 17 3 57 97 Repurchases of common stock (183) (800) (1,083) (3,675) Cash dividends (214) (199) (864) (817) Other financing activities (2) (4) (51) (11) Net cash used in financing activities (385) (1,000) (1,951) (4,413) Effect of exchange rate changes on cash and cash 16 (1) (18) (3) Net increase (decrease) in cash and cash equivalents 351 (185) (61) (335) Cash and cash equivalents, beginning of period 529 1,126 941 1,276 Cash and cash equivalents, end of period $ 880 $ 941 $ 880 $ 941 Table 3 L3HARRIS TECHNOLOGIES, INC. FY'22 Fourth Quarter Summary CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) support

Page 27 L3HARRIS INVESTOR LETTER 4Q 2022 (In millions) December 30, 2022 December 31, 2021 Assets Cash and cash equivalents $ 880 $ 941 Receivables, net 1,251 1,045 Contract assets 2,987 3,021 Inventories 1,291 982 Property, plant and equipment, net 2,104 2,101 Operating lease right-of-use assets 756 769 Goodwill 17,283 18,189 Other intangible assets, net 6,001 6,640 Other assets 971 1,021 $ 33,524 $ 34,709 Liabilities and Equity Short-term debt $ 2 $ 2 Accounts payable 1,945 1,767 Contract liabilities 1,400 1,297 Compensation and benefits 398 444 Current portion of long-term debt, net 818 11 Defined benefit plans 262 614 Operating lease liabilities 741 768 Long-term debt, net 6,225 7,048 Other liabilities 3,109 3,439 Equity 18,624 19,319 $ 33,524 $ 34,709 Table 4 L3HARRIS TECHNOLOGIES, INC. FY'22 Fourth Quarter Summary CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited) support

Table 5
L3HARRIS TECHNOLOGIES, INC.
FY'22 Fourth Quarter Summary

OTHER FINANCIAL INFORMATION AND NET FAS/CAS PENSION ADJUSTMENT
(Unaudited)

Other Financial Information

(In millions, except per share amounts)	Quarter Ended		Fiscal Year Ended		2023
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021	Guidance
FAS/CAS pension adjustment, net[1]	$ 140	$ 137	$ 536	$ 568	~$375M
Net interest expense	$ 74	$ 67	$ 279	$ (265)	~$400M
Acquisition-related transaction and integration expenses[2]	$ 9	$ —	$ 9	$ —	~$100M
L3Harris merger-related integration expenses[2]	$ 19	$ 55	$ 90	$ 134	~$0
Effective tax rate (non-GAAP)	13.6 %	15.4 %	13.9%	16.0%	13% - 14%
Average diluted shares outstanding	192.1	196.8	193.5	203.2	~191
Capital expenditures[3]	$ 67	$ 135	$ 238	$ 335	~$275M

[1]Amounts reflect all pension and other postretirement benefit plans. See table below for more information.

[2]Refer to Non-GAAP Financial Measures on page 21.

[3]Represents additions of property, plant and equipment, net of proceeds from the sale of property, plant and equipment.

Net FAS/CAS Pension Adjustment

(In millions)	Quarter Ended		Fiscal year Ended		2023
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021	Guidance
FAS pension service cost	$ (11)	$ (17)	$ (46)	$ (68)	$~(25)
Less: CAS pension cost	(41)	(50)	(141)	(191)	~(100)
FAS/CAS operating adjustment[1]	30	33	95	123	~75
Non-service FAS pension income	110	104	441	445	~300
FAS/CAS pension adjustment, net[2]	$ 140	$ 137	$ 536	$ 568	$~375

[1]Effective with fiscal 2022, the Company's segment operating results include pension cost calculated under CAS and presents a "FAS/CAS operating adjustment" line item to reconcile between segment and consolidated results. For supplemental business segment information as reclassified to conform with the Company's fiscal 2022 segment reporting, reference other quarterly earnings materials and the L3Harris investor relations website.

[2]FAS/CAS pension adjustment, net excludes net settlement and curtailment losses recognized in fiscal 2021; refer to NGFM reconciliations and disclosures in other quarter earnings materials and the L3Harris investor relations website.

L3HARRIS INVESTOR LETTER 4Q 2022

Page 28

Page 29 L3HARRIS INVESTOR LETTER 4Q 2022 To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional non-GAAP measures, including organic revenue, segment operating income and margin, non-GAAP operating income, non-GAAP EPS, non-GAAP backlog, net-debt-to-adjusted-EBITDA, and adjusted free cash flow (FCF). L3Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze L3Harris’ business trends and to understand L3Harris’ performance. In addition, L3Harris may utilize non-GAAP financial measures as guides in its forecasting, budgeting, and long- term planning processes and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows. We also provide our expectation of forward-looking non-GAAP financial measures, including expected non- GAAP EPS, segment operating income and margin, adjusted free cash flow and non-GAAP tax rate for the full-year 2023. We also present an expected non-GAAP EBITDA multiple of AJRD for 2024. A reconciliation of forward-looking non-GAAP financial measures to comparable GAAP measures is not available without unreasonable effort because of inherent difficulty in forecasting and quantifying the comparable GAAP measures and the applicable adjustments and other amounts that would be necessary for such a reconciliation, including due to potentially high variability, complexity and low visibility as to the applicable adjustments and other amounts, which may, or could, have a disproportionately positive or negative impact on the company's future GAAP results, such as the integration of TDL and the timing and impact of the potential acquisition of AJRD on our results and other potential business divestiture-related gains and losses, and other unusual gains and losses, or their probable significance and extent of tax deductibility. The variability of the applicable adjustments and other amounts may have a significant, unpredictable impact on our future GAAP results. Reconciliation of Non-GAAP Financial Measures

Table 6
L3HARRIS TECHNOLOGIES, INC.
FY'22 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Organic Revenue and Total Backlog
(Unaudited)

	Quarter Ended December 31, 2021		
(In millions)	As Reported	Adjustments[1]	Organic
Revenue			
Integrated Mission Systems	$ 1,850	$ (3)	$ 1,847
Space & Airborne Systems	1,501	—	1,501
Communication Systems	1,018	—	1,018
Other non-reportable businesses	22	(19)	3
Corporate eliminations	(41)	—	(41)
	$ 4,350	$ (22)	$ 4,328

	Fiscal Year Ended December 31, 2021		
(In millions)	As Reported	Adjustments[1]	Organic
Revenue			
Integrated Mission Systems	$ 7,042	$ (15)	$ 7,027
Space & Airborne Systems	5,965	—	5,965
Communication Systems	4,287	—	4,287
Other non-reportable businesses	683	(640)	43
Corporate eliminations	(163)	—	(163)
	$ 17,814	$ (655)	$ 17,159

	Fiscal Year Ended December 31, 2021		
(In millions)	As Reported	Adjustments[1]	Organic
Total Backlog	21,147	(23)	21,124

[1]Adjustment to exclude amounts attributable to each divested business.

L3HARRIS INVESTOR LETTER 4Q 2022 Page 30

Table 7

L3HARRIS TECHNOLOGIES, INC.

FY'22 Fourth Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Segment Operating Income, Non-GAAP Income from Continuing Operations and Non-GAAP EPS from Continuing Operations (Unaudited)

(In millions)	**Quarter Ended** December 30, 2022	**Quarter Ended** December 31, 2021	**Fiscal Year Ended** December 30, 2022	**Fiscal Year Ended** December 31,
Integrated Mission Systems				
Revenue	$ 1,812	$ 1,850	$ 6,916	$ 7,042
Operating income	$ 177	$ 258	$ 424	$ 866
Impairment of goodwill and other assets (A)	—	—	447	82
Non-GAAP operating income	$ 177	$ 258	$ 871	$ 948
Non-GAAP operating income margin	*9.8 %*	*13.9 %*	*12.6 %*	*13.5 %*
Space and Airborne Systems				
Revenue	$ 1,610	$ 1,501	$ 6,060	$ 5,965
Operating income	$ 196	$ 178	$ 735	$ 761
Operating income margin	*12.2 %*	*11.9 %*	*12.1 %*	*12.8 %*
Communication Systems				
Revenue	$ 1,193	$ 1,018	$ 4,217	$ 4,287
Operating income	$ 297	$ 239	$ 667	$ 1,043
Impairment of goodwill (A)	—	—	355	—
Non-GAAP operating income	$ 297	$ 239	$ 1,022	$ 1,043
Non-GAAP operating income margin	*24.9 %*	*23.5 %*	*24.2 %*	*24.3 %*
Other Non-Reportable Businesses				
Revenue	$ —	$ 22	$ —	$ 683
Operating income	$ —	$ 4	$ —	$ 104
Operating income margin	*— %*	*n/m*	*— %*	*n/m*
Corporate Eliminations				
Revenue	$ (37)	$ (41)	$ (131)	$ (163)
Subtotal				
Revenue	$ 4,578	$ 4,350	$ 17,062	$ 17,814
Segment operating income	$ 670	$ 679	$ 1,826	$ 2,774
Total segment adjustments	—	—	802	82
Non-GAAP segment operating income	$ 670	$ 679	$ 2,628	$ 2,856
Non-GAAP segment operating income margin	*14.6 %*	*15.6 %*	*15.4 %*	*16.0 %*
L3Harris Consolidated				
Net income from continuing operations	417	484	1,061	1,843
Discontinued operations, net of income taxes	—	—	—	(1)
Adjustments[1] (A):				
Amortization of acquisition-related intangibles	151	152	605	627
L3Harris merger-related integration expenses	19	55	90	134
Acquisition-related transaction and integration	9	—	9	—
Pre-acquisition and other divestiture-related expenses	17	4	63	72
Business divestiture-related gains (losses)	—	(28)	—	(220)
Gain on sale of asset group	—	—	(8)	—
Impairment of goodwill and other assets	—	—	—	125
Charges for severance and other termination costs	—	—	29	—
Charge related to an additional pre-merger legal contingency	—	—	31	—
Non-operating income adjustments	—	(3)	8	36
Income taxes on above adjustments	17	(16)	(191)	(61)
Total adjustments after taxes (sum of A)	213	164	1,438	795
Non-GAAP income from continuing operations	630	648	2,499	2,637
Per Share Information				
Diluted weighted average common shares outstanding	192.1	196.8	193.5	203.2
EPS	$ 2.17	$ 2.46	$ 5.49	$ 9.09
Per share amount of above adjustments	1.10	0.84	7.41	3.89
Non-GAAP EPS from continuing operations	$ 3.27	$ 3.30	$ 12.90	$ 12.98

[1] Refer to Non-GAAP Financial Measures on page 21.

L3HARRIS INVESTOR LETTER 4Q 2022

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Page 32 L3HARRIS INVESTOR LETTER 4Q 2022 Table 8 L3HARRIS TECHNOLOGIES, INC. FY'22 Fourth Quarter Summary RECONCILIATION OF NON-GAAP FINANCIAL MEASURES Free Cash Flow and adjusted Free Cash Flow (Unaudited) Quarter Ended Fiscal Year Ended (In millions) December 30, 2022 December 31, 2021 December 30, 2022 December 31, 2021 Net cash provided by operating activities $ 782 $ 822 $ 2,158 $ 2,687 Additions of property, plant and equipment, net (67) (135) (238) (335) Cash used for L3Harris merger integration1 26 35 102 118 Cash used for acquisition-related transaction and integration costs1 7 — 7 — Net cash paid for income taxes associated with business divestitures1 — 37 — 276 Adjusted free cash flow $ 748 $ 759 $ 2,029 $ 2,746 1Refer to Non-GAAP Financial Measures on page 21. support

Page 33 L3HARRIS INVESTOR LETTER 4Q 2022 Fiscal Year Ended (In millions) December 30, 2022 Short-term debt $ 2 Current portion of long-term debt, net 818 Long-term debt, net 6,225 Total debt 7,045 Less cash and cash equivalents 880 Net debt (A) $ 6,165 Net income (loss) $ 1,061 Adjustments: Income taxes 212 Net interest expense 279 Depreciation and amortization 938 EBITDA (B) $ 2,490 Net debt to EBITDA ratio (A)/(B) 2.5 x L3Harris merger-related integration expenses1 90 Acquisition-related transaction and integration expenses1 9 Pre-acquisition and other divestiture-related expenses1 63 Gain on sale of asset group1 (8) Impairment of goodwill1 802 Charges for severance and other termination costs1 29 Accrual for potential legal exposure1 31 Non-operating income adjustments1 8 Total adjustments $ 2,453 Adjusted EBITDA (C) $ 3,514 Net Debt to Adjusted EBITDA ratio (A) / (C) 1.8 x 1Refer to Non-GAAP Financial Measures on page 21. Table 9 L3HARRIS TECHNOLOGIES, INC. FY'22 Fourth Quarter Summary RECONCILIATION OF NON-GAAP FINANCIAL MEASURES Net Debt to Adjusted EBITDA Ratio (Unaudited)

Page 34 L3HARRIS INVESTOR LETTER 4Q 2022 Conference Call Information L3Harris Technologies will host a Q&A focused conference call tomorrow, January 27, 2023, at 8:30 a.m. Eastern Time (ET). The dial-in numbers for the teleconference are (U.S.) 877-407-6184 and (International) 201-389-0877, and participants will be directed to an operator. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged to listen via webcast, which will be broadcast live at L3Harris.com/investors. A recording of the call will be available on the L3Harris website, beginning at approximately 12 p.m. ET on January 27, 2023. Conference Call Information